                                                                October 18, 2002

                                                               Media: Josh Reiss
                                                                  (713) 267-3740
                                                            Investors: Ron Kurtz
                                                                  (713) 267-3686

                     MAXXAM INC. VINDICATED BY SETTLEMENT OF
               OFFICE OF THRIFT SUPERVISION ADMINISTRATIVE ACTION

                  Company to Pursue Counterclaim and Sanctions
                Against the Federal Deposit Insurance Corporation

         HOUSTON (October 18, 2002) - MAXXAM Inc. and its Chairman and CEO
Charles Hurwitz have reached a settlement with the Office of Thrift Supervision
(OTS), concluding a six-year administrative action regarding United Savings
Association of Texas (USAT), a savings and loan that went into receivership in
December 1988 during the S&L crisis that bankrupted most Texas thrifts.

         The settlement allows the company to achieve three important objectives. First, it brings the OTS action to closure on very favorable terms and ends further financial expenditures on the matter. Second, it should bring an end to the Federal Deposit Insurance Corporation's (FDIC) claim against Mr.
Hurwitz, a claim that the FDIC made contingent upon the OTS prevailing in its action. Third, it allows the company to intensify legal actions it has filed against the FDIC in federal court for violating federal appropriations laws and pursuing politically motivated litigation.

         The settlement follows a landmark Recommended Decision by
Administrative Law Judge Arthur Shipe (issued on September 12, 2001) that the
OTS should dismiss all of its charges against MAXXAM and Mr. Hurwitz. The trial before Judge Shipe was the longest and most expensive in the history of the OTS, including 110 days of trial spread out over more than two years.

         It also occurs fifteen months after a U.S. House of Representatives
Task Force Report detailed numerous contacts by the FDIC and OTS -- many conducted prior to the filing of their respective lawsuits -- with the Interior
Department, White House Council on Environmental Quality, members of Congress, the Office of Management and Budget, and certain environmental organizations to develop a strategy that would use the lawsuits as leverage in order to force a so-called "debt for nature swap." This swap would have forced MAXXAM to trade valuable timberlands owned by a company subsidiary to the federal government in exchange for relief from the agencies' litigation.

         Commenting on the settlement, MAXXAM Vice Chairman and General Counsel
J. Kent Friedman said, "This represents the vindication of MAXXAM and Mr.
Hurwitz that we have for years said should be the final outcome of the OTS matter."

         In its motion for sanctions and counterclaim pending against the FDIC in federal court in Houston, the company alleges that the FDIC, having concluded that its own claims were inherently weak, improperly used its own funds to finance the OTS administrative proceeding over the same set of facts presented by the FDIC in its litigation.

         Mr. Friedman added that resolution of MAXXAM's counterclaim and motion for sanctions that have been pending before U.S. District Court Judge Lynn
Hughes for several years has likely been delayed due to a statute that prohibits a federal judge from taking any action that might affect an OTS administrative proceeding.

         "Our day to be heard by Judge Hughes has arrived. We intend to vigorously pursue our claims and demonstrate to the court that the FDIC broke federal appropriations laws, pursued politically motivated litigation, and should be sanctioned for its conduct," Friedman said.

                                   160-101802

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

                         HIGHLIGHTS OF SETTLEMENT TERMS

o        MAXXAM and Mr. Hurwitz make no admission of wrongdoing.
o        MAXXAM agrees that it will not pursue legal action against the OTS or its employees as part of its counterclaim against the FDIC.
o        The OTS agrees to drop its administrative action and will not pursue any further legal actions against the respondents with regard to this matter.
o        Of the approximately $821 million sought by the OTS, the respondents will pay the OTS $206,000. The OTS spent in excess of $4 million pursuing its claim. Thus the settlement represents approximately three hundredths of one percent of the amount sought by the OTS in its administrative action.
o        The respondents have voluntarily undertaken to accept for three years certain restrictions with respect to insured financial institutions
         (including not becoming a controlling shareholder or otherwise serving as an institution-affiliated party). MAXXAM does not believe that these restrictions are meaningful as it has no present or contemplated intention to engage in any of these activities.
o        The OTS agrees that the record basis for the administrative action includes the Recommended Decision of Administrative Law Judge Arthur
         Shipe. As a result, MAXXAM expects to use the Recommended Decision in its counterclaim and motion for sanctions before U.S. District Court
         Judge Lynn Hughes.